A G R E E M E N T



     This Agreement made and entered into as of this 25th day of March, 1997 by and between ONE PRICE CLOTHING STORES, INC., a Delaware corporation, hereinafter ("Corporation") and HENRY D. JACOBS, JR., hereinafter ("Jacobs"). R E C I T A L S
        WHEREAS, Jacobs was one of the founders of the Corporation and since its inception has held the positions of Chairman, CEO and/or President within the Corporation and has rendered services of great value to the Corporation;
        WHEREAS, in recognition of the valuable services rendered by Jacobs to the Corporation as one of the persons responsible for its success, and to adequately compensate Jacobs for his past services, the Corporation desires to establish a compensation plan for Jacobs commencing upon his retirement or upon his death should that occur first.
        NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and in view of the past services rendered by Jacobs to the Corporation, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
        1. CONSIDERATION: The consideration for the compensation to be paid by the Corporation to Jacobs hereunder is solely in recognition of his diligent work as a founder of the Corporation and as the person most responsible for the success of the Corporation. The payment of this compensation by the Corporation to Jacobs, as provided herein, is not in any way whatsoever dependent or contingent upon Jacobs rendering any future services to the Corporation as an employee, consultant, or member of its Board of Directors.
     2. COMPENSATION: The Corporation shall pay to Jacobs as compensation for his past services the sum of One Million Six Hundred Fifty thousand and no/100 ($1,650,000.00) dollars, payable in one hundred twenty (120) consecutive monthly installments of Thirteen Thousand Seven Hundred Fifty and no/100 dollars ($13,750.00) each less all legally required deductions. Payments shall commence on the first management

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payroll date after his  retirement  or upon his death,  should that occur first, and shall continue on the first management payroll date in each month until the full sum of One Million Six Hundred Fifty Thousand and no/100 ($1,650,000.00) dollars has been paid. The parties agree and acknowledge that the right of Jacobs to receive such compensation is based upon an unfunded contractual obligation of the Corporation.
        Provided, however, that in the event of any action or transaction involving the merger or consolidation of the Corporation into or with any other corporation, the sale or other transfer of all or any substantial part of the assets of the Corporation or the liquidation or dissolution of the Corporation, the entire sum of any remaining unpaid portion of the compensation payable by the Corporation to Jacobs hereunder as at the effective date of any such proposed action shall be deemed immediately due and payable according to the terms of Paragraph 3 hereof, without deduction, reduction or set-off for then-present value calculation or for any other reason, other than legally required deductions.
        3. PAYMENT OF COMPENSATION: So long as Jacobs is living, all payments of compensation hereunder shall be paid by the Corporation directly to him and upon his death such payments shall be made directly to his wife, if she is still living, and upon the death of Jacobs' wife, to his estate; provided, however, should Jacobs' wife predecease him, upon Jacobs' death, the remaining payments shall be paid to the estate of Jacobs.
        4. ADDITIONAL SERVICES BY JACOBS: The compensation to be paid Jacobs by the Corporation hereunder is not dependent upon Jacobs rendering any additional or future services to the Corporation; however, this Agreement should not be interpreted or construed so as to prevent Jacobs from rendering consultative services to the Corporation upon a mutually agreed case-by-case basis for additional compensation, nor shall this Agreement prevent Jacobs from serving on the Board of Directors of the Corporation or any of its committees at the customary and usual compensation paid someone holding such position and performing such functions.
     5. CONFIDENTIAL INFORMATION: Jacobs acknowledges that during his employment he has had access to information and ideas of the Corporation, and the expressions and physical embodiments thereof

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(including,  but not limited  to,  lists,  reports,  forms,  materials,  charts, diagrams, manuals, computer codes and programs, correspondence and documents), and that Corporation considers all the above to be confidential, proprietary information and property of the Corporation. Jacobs will not reveal, furnish, provide or otherwise make available such confidential, proprietary information and property to any other person without the prior express written consent of Corporation, and Jacobs will take all steps reasonably necessary or advisable to protect such confidential, proprietary information and property from disclosure to other persons. Upon retirement, Jacobs will not take with him any of the aforesaid physical embodiments of said confidential, proprietary information and property.
     6. COMPETITION RESTRICTION: During the term of this Agreement, Jacobs shall not become associated with, engage in or render services to any other business in competition with the Corporation.
     7. REMEDY: Each of the parties hereby acknowledge that in the event of breach by Jacobs of his undertakings and promises set forth in Section 5. and 6. above the actual damages sustained by the Corporation would be difficult to accurately quantify or measure. Jacobs therefore agrees that each violation by him of the promises, undertakings and restrictions of Section 5. and 6. (evidenced in each instance by reasonably probative materials or documents),
shall  result  in  the  assessment   against  Jacobs  of  ten  thousand  dollars
($10,000.00) dollars in liquidated damages, and not as a penalty, payable to the Corporation; provided, however, that the Corporation hereby acknowledges that such liquidated damages shall constitute the Corporation's sole and exclusive remedy for breach by Jacobs of such promises, undertakings or restrictions.
     8. NO ASSIGNMENT: The right of Jacobs or any other person to the payment of compensation or other benefits under this Agreement shall not be assigned, transferred, pledged or encumbered except by Will or other testamentary instrument or by the laws of descent and distribution.
     9. BINDING EFFECT: This Agreement was authorized by the Board of Directors of the Corporation at a meeting duly held on March 6, 1997. Upon execution by both the Corporation and Jacobs, this Agreement shall be binding upon and enure to the benefit of the Corporation, its successors and assigns and Jacobs, his heirs, executors, administrators, and legal representatives.

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     10. GOVERNING LAW: This Agreement shall be construed in accordance with and governed by the laws of the State of South Carolina.
        11. COMPLIANCE WITH CODE: The parties hereto intend that this Agreement comply with the provisions of the Internal Revenue Code and Regulations in effect at the time of its execution. If, at a later date, the laws of the United States or the State of South Carolina are construed in such a way as to make this Agreement or any of its provisions null and void, it shall be given effect in a manner that shall best carry out the purposes and intentions of the parties.
        12. SEVERABILITY: If the Internal Revenue Service shall at any time interpret this Agreement to be ineffective with regard to deferral of Jacobs' income, and that interpretation becomes final and unappealable, then, and in such event, only the remaining unpaid portion of Jacobs' compensation which would be treated as taxable income by the Service at the time of such final interpretation shall immediately be paid over to Jacobs. The other remaining unpaid portion of Jacobs' compensation at the time of such final interpretation shall be distributed to Jacobs in accordance with paragraph 2. hereinabove.
     13. ENTIRE AGREEMENT: This Agreement supersedes all other Agreements previously made between the parties relating to a retirement plan for Jacobs. There are no other understandings or agreements with respect to the subject matter herein contained.
     14. NOTICE: Any notice to be delivered under this Agreement shall be in writing and delivered, personally or by certified mail, postage prepaid, addressed to the Corporation or to Jacobs at their last known addresses.
     15. HEADINGS: Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
     16.   COUNTERPARTS:   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by the Chairman of the Compensation Committee of the Board of Directors and Jacobs as of the date first written above.

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

WITNESSES:                                                  ONE PRICE CLOTHING STORES, INC.

/s/ Sara A. Barfield                                         BY:/s James M. Shoemaker, Jr.
                                                             James M. Shoemaker, Jr.
/s/ Rita M. Swackhammer                                      Chairman, Compensation
                                                             Committee of the Board of Directors



/s/ Diane G. O'Bryant                                        /s/ Henry D.  Jacobs, Jr.
                                                              Henry D. Jacobs, Jr.
/s/ Deborah C. Erwin


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